BUILDERS FIXED INCOME FUND,             INC.
 NOTICE OF SPECIAL MEETING OF         SHAREHOLDERS
 To be held on May 25, 2000
TO THE SHAREHOLDERS:

     Builders Fixed Income Fund, Inc. (the "Fund") is holding a special meeting of shareholders on Thursday, May 25, 2000 at 3:00 p.m. Central time. The place of the meeting is the Carpenters' District Council of Greater St. Louis, 1401 Hampton Avenue, St. Louis, MO 63139.
     The Purpose of the Meeting is as follows:
     (1)  To elect seven (7) directors, each of      whom will serve until
 his successors      are elected or qualified. The      Nominees are: Terry
 Nelson, John      W. Stewart, Leonard Terbrock,      Joseph A. Montanaro,
 Dan Mulligan,      James Slebiska, and Douglas J.      McCarron.
                    Shares
          For              153,987,745.09
          Against   0
     (2)  To approve a new Subadvisory      Agreement with Principal Capital
   Management, LLC.
                    Shares
          For       153,987,745.09
          Against   0
     (3)  To ratify the selection of Deloitte &      Touche LLP as
 independent      accountants for the Fund for the      fiscal year ending
 December 31,      2000.

                    Shares
          For       153,987,745.09
          Against   0